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                                                                   EXHIBIT 10.11

                            2004 CONSULTING AGREEMENT

      THIS 2004 CONSULTING AGREEMENT (this "Agreement"), is made by and between Chemokine Therapeutics Corp., a Delaware corporation (the "Chemokine"), and Pharmaceutical Product Development, Inc., a North Carolina corporation ("PPD"), as of September 14, 2004.

                                    RECITALS

      A. Chemokine is engaged in the development and sale of pharmaceutical products;

      B. PPD is a clinical research organization engaged in the business of managing research and development programs for pharmaceutical and biotechnology companies;

      C. Chemokine is in the process of registering shares of common stock with the Securities and Exchange Commission on Form SB-2 for purposes of a public offering to raise capital to further its research and development activities. The IPO shall be deemed closed for purposes of this Agreement at such time as Chemokine shall issue a minimum of eight million shares of common stock registered under the SB-2 Registration Statement for the IPO ("IPO Date").

      D. Pursuant to agreements previously entered into between the parties, Chemokine and PPD each has an interest in the development of CTCE-0214.

      E. Chemokine desires to seek advice and consultation from PPD in connection with the development of CTCE-0214, and PPD has agreed to provide the same to Chemokine.

      WHEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

      1. Consulting Advice. In the six-month period following the IPO Date, PPD shall consult with Chemokine from time to time as requested by Chemokine in connection with issues relating to the development of CTCE-0214, including the following: a) the design and execution of clinical trials; b) the evaluation of the results of clinical trials; and c) the design, execution and evaluation of research and development activities. Such consultation may take the form of telephone conversations, telephone conferences, televideo conferences, and the evaluation of written materials. Such consultation shall not require in person meetings.

      2. Coordination with PPD. Notwithstanding PPD's commitment to consultation, PPD shall be required to render such consultation only upon reasonable prior notice and at such times and places which (i) are reasonably acceptable to PPD, and (ii) do not unduly interfere with the ability of PPD to conduct its own business activities.

      3. Compensation to PPD. As consideration for this consulting advice, Chemokine shall pay to PPD the sum of $150,000 (United States currency) in six equal monthly installments. The first monthly installment shall be due on or immediately after the IPO Date, and the remaining monthly installments shall be due on the same day of the five (5) succeeding months

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thereafter. Chemokine shall pay the monthly installments to PPD regardless of
(i) whether and/or to what extent Chemokine has requested consultation from PPD during any particular month, and (ii) the frequency or scope of consultation rendered by PPD during any particular month.

      4. Confidentiality. PPD shall be subject to the same confidentiality obligations, duties and responsibilities that exist under the current agreements between PPD and Chemokine.

      5. Termination. If Chemokine is unsuccessful in completing the IPO, then this Agreement shall terminate and the parties shall have no obligation to each other under this Agreement.

      6. Drafting Agreement. The parties are of equal bargaining strength and have had the opportunity to discuss and negotiate this Agreement in detail. Each of the parties waives all provisions of law that would otherwise require this Agreement to be construed against the party drafting this Agreement. Each party shall be deemed to have drafted this Agreement.

      7. Notices. Any notice required or permitted to be given hereunder shall be given at the main business addresses of the parties.

      8. Severability. If any provision in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      9. Governing Law. This Agreement will be governed by the laws of the State of North Carolina without regard to conflicts of laws principles.

      10. No Waiver. No term or provision of this Agreement shall be waived or any breach of this Agreement excused except in writing signed by the party that is claimed to have so waived or excused. No waiver of any provision of this Agreement shall constitute a waiver of any other provision. Any consent or waiver by any party to any breach of this Agreement by the other party, whether expressed or implied, shall not constitute a consent to, waiver of, or excuse for, any other breach. The failure of any party to give notice to the other party, or to take any other step in respect of, any breach of any provision of this Agreement shall not constitute a waiver thereof. Acceptance of payment by a party after the breach of any provision of this Agreement by the other party shall not constitute a waiver thereof.

      11. Relationship Between the Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between the parties. No party shall have the right to obligate or bind the other party in any manner whatsoever. Neither party is an agent of the other party.

      12. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

      13. Jurisdiction; Venue. Chemokine hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any other claims which may arise out of its relationship with PPD may be instituted in the Superior Court in New Hanover County,

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North Carolina or in the United States District Court for the Eastern District
of North Carolina. Chemokine consents to the jurisdiction of such courts and waives any objection to the maintenance of any legal action or proceeding in any state or federal courts of the State of North Carolina on the basis of improper venue or inconvenient forum.

      14. Integrated Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; there are no agreements, understandings, restrictions, representations, or warranties other than those set forth in this Agreement.

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                                 EXECUTION PAGE

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

Chemokine Therapeutics Corp.            Pharmaceutical Product Development, Inc.

By: /s/ Hassan Salari                   By: /s/ Fred Davenport
        Dr. Hassan Salari, President    Title: President